UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 25, 2012

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Compensation Arrangements for Non-Employee Directors

On April 25, 2012, the Compensation Committee of the Board of Directors, or the Compensation Committee, of VIVUS, Inc., the Company, approved a new equity compensation arrangement for the Company’s non-employee directors, with the existing cash compensation arrangement remaining unchanged.  The new equity compensation arrangement will go into effect as of April 25, 2012.

Under this new equity compensation arrangement, each non-employee director will elect to receive either stock options or restricted stock units, or RSUs, as their equity compensation for a fiscal year, with the election for the remainder of fiscal year 2012 having been made on the date the new arrangement was approved, or April 25, 2012.  Going forward, this election must be made on or before December 1st for the next fiscal year or upon appointment to the Board of Directors for new members.  Following the initial appointment or election to the Board of Directors, each non-employee director is granted either (i) a non-qualified stock option to purchase 32,000 shares of Common Stock with an exercise price equal to the fair market value of our Common Stock as of the date of grant, or the Initial Option or (ii) 20,000 RSUs, or the Initial RSUs.  Initial Options and Initial RSUs vest as to one-fourth of the shares or units on each anniversary date of grant over a period of four years so long as the non-employee director remains a director of the Company on such dates.  Thereafter, provided that a non-employee director is re-elected to the Board of Directors and has served as a director for at least six months as of such election date, each such non-employee director is granted either (i) a non-qualified stock option to purchase 8,000 shares of Common Stock with an exercise price equal to the fair market value of our Common Stock as of the date of grant, or the Subsequent Option or (ii) 5,000 RSUs, or the Subsequent RSUs, on the date of each Annual Meeting of Stockholders.  Subsequent Options vest at the rate of 12.5% per month following the date of grant so long as the optionee remains a director of the Company on such dates.  Subsequent RSUs vest 100% on the one year anniversary of the date of grant so long as the non-employee director remains a director of the Company on such date.

At the first meeting of the Compensation Committee during a fiscal year, each non-employee director is also eligible to receive either (i) additional stock option grants totaling 25,000 shares with an exercise price equal to the fair market value of our Common Stock as of the date of grant, or the Discretionary Options or (ii) additional RSUs totaling 15,000 units, or the Discretionary RSUs.  Discretionary Options vest at a rate of 12.5% per month on the first day of each month following the date of grant so long as the optionee remains a director of the Company on such dates.  Discretionary RSUs vest 100% on the one year anniversary of the date of grant so long as the non-employee director remains a director of the Company on such date.

Options granted under the 2010 Equity Incentive Plan, or the 2010 Plan, to non-employee directors have a term of ten years unless terminated sooner upon termination of the optionee’s status as a director or otherwise pursuant to the 2010 Plan. Non-employee director stock options have an exercise period equal to twelve months from the date a non-employee director ceases to be a director.  Such options are transferable by the optionee only in certain limited circumstances and each option is exercisable during the lifetime of the director only by such director or a permitted transferee.

On April 25, 2012, the Compensation Committee also approved a grant of the Initial RSUs for director Ernest Mario, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ Lee B. Perry
Lee B. Perry
Vice President and Chief Accounting Officer

Date:  April 26, 2012